Exhibit 4.3

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The Class A common stock of The AZEK Company Inc. is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) The following description of our Class A common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our certificate of incorporation and our bylaws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part. Capitalized terms used but not defined herein have the meanings assigned to them in such Annual Report on Form 10-K.

Authorized Common Stock

Our certificate of incorporation provides for two classes of common stock: Class A common stock and Class B common stock. Our authorized shares of Class A common stock consist of 1,200,000,000 shares, all with a par value of $0.001 per share, of which 1,100,000,000 shares are designated as Class A common stock and 100,000,000 shares are designated as Class B common stock.

Voting Rights

Each share of our Class A common stock entitles its holder to one vote per share on all matters to be voted upon by the stockholders. Each share of our Class B common stock entitles its holder to one vote per share on all matters to be voted upon by stockholders, except with respect to the election, removal or replacement of directors. Shares of our Class B common stock do not entitle the holders thereof to vote with respect to the election, removal or replacement of directors. There is no cumulative voting.

Dividend Rights

The holders of our Class A common stock and Class B common stock are entitled to receive, and will share ratably in, dividends when and as declared by our board of directors from legally available sources, subject to the prior rights of the holders of our preferred stock, if any.

Conversion Rights

Holders of our shares of Class B common stock may convert their shares of Class B common stock into shares of our Class A common stock on a one-for-one basis, in whole or in part, at any time and from time to time at their option. Additionally, each share of Class A common stock is convertible into one share of Class B common stock at any time and from time to time at the option of the holder so long as such holder holds one or more shares of Class B common stock at the time of conversion.

Preemptive or Similar Rights

Our Class A common stock and Class B common stock are not entitled to preemptive rights. The rights of the holders of our Class A common stock and Class B common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that our board of directors may designate and issue in the future.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our Class A common stock and Class B common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Anti-Takeover Statute

Our certificate of incorporation provides that we are not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, our certificate of incorporation includes a provision that restricts us from engaging in any business combination with an interested stockholder for three years following the date that person becomes an interested stockholder. These restrictions do not apply to any business combination involving our Sponsors or any affiliate of either of our Sponsors or their respective direct and indirect transferees, on the one hand, and us, on the other.

Additionally, we would be able to enter into a business combination with an interested stockholder if:

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before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

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upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) stock held by directors who are also officers of our Company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

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following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock not owned by the interested stockholder.

In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of our outstanding voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination.

Listing

Our Class A common stock is traded on the New York Stock Exchange under the trading symbol “AZEK”.